Exhibit (a)(9)

September 21, 2011

«First» «Last»

«Title»

«Company»

«Address»

«City»

Via Email

Dear «First»:

I’m writing to let you know that late yesterday, PharMerica announced that our Board of Directors unanimously voted to reject Omnicare’s unsolicited conditional tender offer, and has recommended that PharMerica stockholders not tender their shares into the offer.

Our Board determined that Omnicare’s offer – like the proposals previously reviewed and rejected by the Board – undervalues PharMerica and is not in the best interests of PharMerica, our employees, our stockholders and our customers.

Our relationship with you is extremely important to all of us here at PharMerica, and I want to assure you that it is business as usual. As always, we remain committed to providing the highest level of pharmacy service to our customers and competitive market solutions.

Going forward, I will continue to keep you updated on developments as appropriate.

Thank you for your business and trust in PharMerica.

Best regards,

[NAME]